          CHEMICAL BANKING CORPORATION ANNOUNCES PROGRAM
        TO IMPROVE EARNINGS PER SHARE AND RETURN ON EQUITY

     New York, December 1, 1994 -- Chemical Banking Corporation today announced a two-year program designed to produce earnings per share growth of more than 15 percent in 1995 and 1996, and a core efficiency ratio of 57 percent and a return on common shareholders' equity of 16 percent in 1996.

     Under the program, Chemical will reduce its existing cost base by $440 million ($230 million in 1995) from a number of actions, including the elimination of 3,700 positions, and at the same time focus $180 million of new investment spending in a number of its high growth businesses. The net result, the company said, should be flat expenses in 1995 and 1996 and annual revenue growth targeted at 4 to 6 percent.

     To cover the costs associated with severance and the disposition of certain facilities, Chemical said it will take a pre-tax restructuring charge of $260 million in the current quarter.

     The company also announced its intention to sell approximately 60 percent of Chemical Bank New Jersey and to integrate the remaining branches in the northeast quadrant of New Jersey into its consumer and middle market franchise serving Metropolitan New York. Chemical also announced that it is exploring options to sell or substantially reduce its 40 percent investment in The CIT Group.

     In addition, Chemical said it plans to repurchase up to 6 million shares of its common stock over the next 12 months. This follows a 10 million share buyback program completed in September. Chemical said that it would consider expanding the new stock buyback program upon completion of the contemplated divestitures.

     Chemical also announced that it will be designating approximately $950 million of real estate loans and foreclosed property as "held for sale." The company said that most of these assets are nonperforming and that it would take a charge against the reserve for loan losses of approximately $150 million in the current quarter to facilitate rapid disposition.

- -------------------------------------------------------------------
Press Contacts:  John Stefans      Investor Contact:  John Borden
                 212-270-7438                         212-270-7318
                 Ken Herz
                 212-270-4621
- -------------------------------------------------------------------